Exhibit 4.2

Strategic Advisory Services Agreement

THIS AGREEMENT made in duplicate this 1st day of July 2003, between Solo Argento Inc., a BVI company (the “Consultant”) and LJ International Inc., a BVI Company (the “Client”).

IN CONSIDERATION the Consultant and Client hereby covenant and agree, each with the other, as follows:

1.	Object

The Consultant shall furnish to Client, its services in accordance with the details and specifications marked as Schedule “A” and attached hereto (such Schedule constituting an integral term of the agreement). The Consultant shall perform such services at all times in accordance with the rules of the art and in full compliance with the statutes, laws, ordinances and regulations governing its profession, trade craft or business.

2.	Independent Contractor

(1)	The Consultant shall have the sole supervision and direction of the work covered by this agreement. The consultant shall be responsible for the manner in which the said work is done, for the method employed in doing the same and for all acts and things done in the performance of the Consultant’s obligations hereunder. It is agreed and understood that at all times the foregoing shall remain subject to the approval of the Board of Directors of the Client. Nothing herein shall operate or be construed to believe the Consultant of any duties or obligations imposed upon it as an independent contractor.

(2)	Furthermore, the Consultant hereby agrees that any authorized representative of Client shall at all reasonable times have access to inspect all working papers, materials and other work-in-progress as the authorized representative shall see fit to perform.

3.	Expenses

In addition to the agreed consideration for the Consultant’s fees, Client shall reimburse the Consultant for all reasonable expenses, including transportation expenses, incurred during the performance of the Consultant’s service. Client shall pay the Consultant for such expenses within thirty days upon the submittal of expense statements together with duly receipted bills or vouchers. Consultant shall obtain the prior written approval of the Client for any expenses to be incurred by Consultant in excess of US$1,000.

4.	Liability

The Consultant hereby assumes all risks incidental to its performance of this agreement and shall, at all times, fully indemnify and save harmless Client, its successors and assigns, from and against any and all claims, damages, losses, costs and expenses which Client may from time to time incur or suffer as a result of, or arising out of, injury to, or death of, persons or damage to real of tangible personal property which may be caused by the negligence of the Consultant, its agents, servants or employees under this agreement.

5.	Consultant’s Fee

Client shall pay the Consultant for its services a total fee of US$240,000.00, to its representative in Hong Kong, for the duration of this Agreement commencing the date of execution hereof. The payments are payable as follows:

Payment #1 - January 1, 2004, $60,000.00 due and payable within 15 business days
Payment #2 - July 1, 2004, $60,000.00 due and payable within 15 business days
Payment #3 - January 1, 2005, $60,000.00 due and payable within 15 business days
Payment #4 - July 1, 2005, $60,000.00 due and payable within 15 business days

Warrants

A total of 600,000 warrants are granted to the Consultant and are exercisable at US$2.00 per share at any time through March 31, 2004.

6.	Term

This contract shall be deemed to have come into force and effect on the 1st day of July, 2003, and shall terminate on the 30th day of June, 2005 and may be renewed on the mutual agreement of the parties on the terms to be agreed.

7.	Assignment and Subletting

It is expressly agreed that this agreement shall not be assigned, sublet or transferred, in whole or in part, without prior written consent of the parties.

8.	Confidential Information

(1)	Except as may be necessary in the performance of an order under this agreement, the Consultant shall not at any time or in any manner make or cause to be made any copies, pictures, duplicates, facsimiles or other reproduction or recordings of any type, or any abstracts or summaries of any reports, studies, memoranda, correspondence, manuals, records, plans or other written, printed or otherwise recorded material of the Client, or which relate in any manner to be present or prospective business of the Client. The Consultant shall have no interest in any of this material and agrees to surrender any of this material which may be in its possession to the Client immediately upon the termination of this agreement or at any time prior to the termination upon the request of the Client.

(2)	The Consultant shall not at any time (except under legal process) divulge any matters relating to the business of the Client or any customers or agents of the Client which may become known to it by reason of its Services under an order, orders or otherwise and shall be true to the Client in all dealings and transactions relating to the Services contemplated by this agreement and any order. Furthermore, the Consultant shall not use at any time (whether during the continuance of this agreement or after its termination) for its own benefit or purposes or for the benefit or purposes of any other person, firm, corporation, association or other business entity, any trade secrets, business development programs, or plans belonging to or relating to the affairs of the Client, including knowledge relating to customers, clients, or employees of the Client.

(3)	Except as may be necessary in the performance of an order under this agreement, the Client shall not at any time or in any manner make or cause to be made any copies, pictures, duplicates, facsimiles or other reproduction or recordings of any type, or any abstracts or summaries of any reports, studies, memoranda, correspondence, manuals, records, plans or other written, printed or otherwise recorded material of the Consultant, or which relate in any manner to the present or prospective business of the Consultant, its contacts or clients. The Client shall have no interest in any of this material and agrees to surrender any of this material which may be in its possession to the Consultant immediately upon the termination of this agreement or at any time prior to the termination upon the request of the Consultant.

(4)	The Client shall not at any time (except under legal process) divulge any matters relating to the business of the Consultant or any customers or agents of the Consultant which may become known to it by reason of its Services under an order, orders or otherwise and shall be true to the Consultant in all dealings and transactions relating to the Services contemplated by this agreement and any order. Furthermore, the Client shall not use at any time (whether during the continuance of this agreement or after its termination) for its own benefit or purposes or for the benefit or purposes of any other person, firm, corporation, association or other business entity, any trade secrets, business development programs, or plans belonging to or relating to the affairs of the Consultant, including knowledge relating to customers, clients, or employees of the Consultant.

9.	Time of Essence

(1)	Time shall be deemed to be of the essence of the agreement, provided that the time for completing any work, which has been or is likely to be delayed by reason of force majeure or other cause beyond the reasonable control of the Consultant, shall be extended by a period equal to the length of the delay so caused, provided that prompt notice in writing of the occurrence causing or likely to cause such delay is given to Client.

(2)	Client shall advise the Consultant in writing of any occurrence causing or likely to cause delays in the completion of its responsibilities under this agreement.

10.	Termination

Either party may terminate this agreement in the event of a “Default” being committed and unremedied as hereafter described

DEFAULT – The following shall constitute incidents of Default by either party:

a)	Fraudulent Acts or willful misrepresentations including but not limited to:

i)	any direct misrepresentation or misrepresentation by omission by either party or any of its agents or employees concerning the other party which results in any liability, either civil or criminal.

ii)	Any direct misrepresentation or misrepresentation or omission by either party or any of its agents or employees to the other party regarding any material matter relating to this contract.

b)	Bankruptcy or insolvency. Either party:

i)	Files a petition for relief in bankruptcy or makes an assignment for the benefit of creditors.

ii)	Applies for or consents to the appointment of a trustee or receiver or a trustee or receiver is appointed for either party, or

iii)	Bankruptcy, insolvency or liquidation or other proceedings are commended by one party against the other and such proceedings are not discharged or dismissed within sixty (60) days after such appointment or commencement.

c)	Any breach of the terms of this agreement. Either party’s violation of any of the provisions of this Agreement without cure after ten (10) days of receipt of written notice made to the party regarding the violation.

11.	Miscellaneous

These Terms and Conditions and this Agreement set forth the understanding between the parties and supersedes prior agreements and representations between the parties, whether written or oral, regarding the subject matter contained herein.

i.	Governing Law and Dispute Resolution – This Agreement shall be construed and interpreted in accordance with the laws of the State of California. None of the parties shall institute an arbitration or court proceeding to resolve a dispute between the parties except as expressly herein provided. If there is a dispute, either party may demand direct negotiation. If such dispute is not resolved within fifteen (15) Business Days after a demand for direct negotiation, the parties shall attempt to resolve the dispute through mediation conducted in Arroyo Grande, California. If the parties do not promptly agree on a mediator, then any of the parties may notify the American Arbitration Association, to initiate selection of a mediator from the commercial dispute resolution panel. The parties shall pay the fees and expenses of the mediator shall issue a written statement to the parties to that effect and either party may then seek relief through arbitration, which shall be binding, before a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the “Association”). The place of arbitration shall be Arroyo Grande, California. Any party seeking arbitration by written notice to the other party by first class registered postal mail, or confirmed receipt email or fax, may commence arbitration at any time after receipt of written mediator’s statement. The arbitrator shall be selected by the joint agreement of the parties, but if they do not so agree within fifteen (15) business days after the date of the notice referred to above, the selection shall be made pursuant to the rules from the panel of arbitrators maintained by such Association. The arbitrator shall render his decision normally within one hundred eighty (180) days of appointment. Any award rendered by the arbitrator shall be final, conclusive and binding upon the parties hereto and there shall be no right of appeal therefrom. Any court having jurisdiction thereof may enter judgment upon the award rendered by the arbitrator. The unsuccessful party shall pay all costs and expenses of arbitration, including attorneys’ fees and expenses of the arbitrator. The arbitrator shall not be permitted to award punitive or similar type damages under any circumstances.

ii.	Waiver/Severability – The waiver by either party of a breach or right under this Agreement will not constitute a waiver of any other or subsequent breach or right. If any provision of this Agreement is found to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be severed from the remainder of this Agreement, which will remain in full force and effect.

iii.	Force Majeure – Neither party shall be in default or otherwise liable for any delay in or failure of its performance under this Agreement where such delay or failure of its performance hereunder arises by reason of any Act of God, or any government or any governmental body, acts of war, the elements, strikes or labor disputes, or other cause beyond the control of the party. Neither party shall have any liability under this Agreement for consequential damages including without limitation, loss of loyalty, income or profit.

iv.	This Agreement may be amended in whole or in part only in writing and identified as an amendment to this specific Agreement sequentially numbered and dated and signed by an order of Client and an officer of Consultant.

v.	This Agreement shall be binding upon and shall inure to the benefit of the administrators, legal representatives, successors and assignees of the parties hereto.

vi.	The enforceability or the invalidity of any provision of this Agreement as applied to a particular circumstance or situation or instance shall not invalidate or adversely impact or materially effect the enforceability or the applicability of any other provision of this Agreement.

vii.	Whenever required by the text, the singular shall include the plural, the male shall include the female and neuter and in all cases visa versa.

viii.	Any notice required or given pursuant to this Agreement shall be given in writing and shall be deemed to be effectively given upon personal (hand delivery), or upon postmark from the post office of the party giving such notice by registered or certified mail, return receipt requested, addressed to each of the parties being noticed at the address on the front of this Agreement or their last known address of business.

ix.	The parties to this Agreement agree that the intent, terms and conditions of this Agreement shall be construed in accordance with and governed in all respects by the laws of the State of California. Any litigation which may be initiated based upon this Agreement and the rights and obligations hereunder shall be filed in the State of California.

x.	In any legal action arising out of or relating to, or due to this Agreement is caused to occur by a party to this Agreement, then the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which the prevailing party may be entitled.

xi.	The parties to this Agreement hereby agree to indemnify and hold harmless the other from any and all claims, costs, fees, expenses, and judgments incurred by the party by reason of the conduct of the other party, its agents, directors, its representatives and employees.

xii.	The above Agreement may be signed in counterparts.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands, and where a corporation their seals, duly attested to by a proper signing officer authorized on that behalf. The parties do hereby represent and warrant that they are authorized to enter into this agreement, that they understand the contents and that they have had the opportunity to seek independent legal advice prior to the execution hereof.

Signed by:		For: Solo Argento Inc.

Authorized Signing Officer

Signed by:		For: LJ International Inc.

Authorized Signing Officer